Exhibit 99.1

FOR IMMEDIATE RELEASE:

THE SANDS REGENT REPORTS FIRST QUARTER FISCAL 2005 FINANCIAL RESULTS

•	Quarterly income from operations increased 87.2% compared to the prior year, to $3.1 million

•	Rail City contributes $6.1 million in net revenues in its first full quarter since acquisition

•	Conference call scheduled for 10:00 a.m. PDT today

Reno, Nevada - November 11, 2004 - The Sands Regent (NASDAQ: SNDS) today announced financial results for the first quarter of fiscal year 2005.

For the quarter-ended September 30, 2004, the Company reported consolidated net income of $1.6 million, or $0.29 per basic share, $0.27 diluted, as compared to consolidated net income of $1.1 million, or $0.22 per basic share, $0.20 diluted for the first quarter of 2004, ended September 30, 2003. Management attributed the year over year improvement primarily to strong performance of its Rail City property, which contributed $6.1 million to net revenues in its first full quarter of operations as a subsidiary of The Sands Regent. The net income comparison is even more favorable when a non-recurring gain of $230,000 in the first quarter of the prior fiscal year is excluded.

In the first quarter ended September 30, 2004, the Company’s income from operations improved 87.2% from $1.7 million in fiscal 2004 to $3.1 million in the most recent quarter. The improvement resulted from the inclusion of Rail City’s results for the period, as income from operations at Gold Ranch decreased 6.2% and income from operations for the downtown Reno Sands Regency was unchanged at $1.3 million.

Net revenues improved by 37.4%, to $21.9 million from $15.9 million for the prior year period, reflecting a full quarter of strong Rail City results. EBITDAR increased 75.1% year over year, from $2.8 million in the first quarter of fiscal 2004 to $4.9 million in the first quarter of 2005.

On November 9, 2004, the Company announced that it has agreed to sell 1,120,000 shares of its common stock to institutional investors for $8.25 per share in cash in a private placement transaction. The gross proceeds of $9.24 million are expected to be used to repay outstanding debt and for general working capital purposes. Also in connection with the sale of the common stock, the Company issued warrants to the investors to purchase up to 360,000 additional shares of the Company’s stock at a price of $10.66, exercisable beginning six months from the date of the closing and for a period of five years thereafter.

Ferenc B. Szony, President and CEO of The Sands Regent, commented, “The strong contributions from Rail City in its first full quarter as a Sands Regent property give us great confidence in our strategy for growth as a regional gaming and entertainment company. The financing we announced earlier this week allows us to open up credit for us to use for other applications, whether that be expansion of existing facilities or acquisitions. We like our market and where things are going these days.”

Management of The Sands Regent will host a conference call to discuss its first-quarter financial results today, Thursday, November 11, at 10:00 a.m. PST. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 399-7496. International callers should dial (706) 634-6508. There is no pass code required for this call.

If you are unable to participate in the call at this time, a replay will be available on Thursday, November 11 at 12:00 noon PST through Thursday, November 18 at 9:00 p.m. PST; call (800) 642-1687 and enter the conference ID number 1855503; international callers should call (706) 645-9291.

About The Sands Regent

The Sands Regent owns and operates the Sands Regency Casino and Hotel in downtown Reno, Nevada, Gold Ranch Casino and RV Resort in Verdi, Nevada and Rail City Casino in Sparks, Nevada. The Sands Regency is an 832-room hotel and casino with 29,000 square feet of gaming space offering table games, a sports book, keno, bingo and slot machines. In addition to complete amenities and on-site brand-name restaurants, the Company’s property also includes a 12,000-square-foot convention and meeting center which seats close to 1,000 people. For further information, visit www.sandsregency.com.

The Gold Ranch Casino and RV Resort is located in Verdi, Nevada, twelve miles west of Reno. Gold Ranch offers slot machines in an 8,000 square foot casino, a sports book, two restaurants, two bars, a 105-space RV park, a California lottery station, an ARCO gas station and a convenience store. Web site: www.goldranchrvcasino.com.

Rail City Casino, located in Sparks, Nevada, has approximately 16,600 square feet of gaming space housing slot machines, table games, keno, a sports book, the City Café family-style restaurant and a bar. Located near Victorian Square at 2121 Victorian Avenue in Sparks, it is the first casino a motorist encounters when exiting Interstate 80 at the Rock Boulevard exit (Exit 16). Web site: www.railcity.com.

Statements contained in this release, which are not historical facts, are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, including the potential impact of future gaming regulatory decisions, including but not limited to, general and regional economic conditions, competition in the Reno area and from California Native American casino operations, the Company’s possible need for outside financing to pursue its growth plans, and other risk factors detailed from time to time in The Sands Regent’s periodic reports and registration statements filed with the Securities and Exchange Commission. Such risks could cause actual results to differ materially from those projected or implied in the forward-looking statements.

Contact:

Ferenc Szony, President and Chief Executive Officer

The Sands Regent

(775) 348-2210

or

Sean Collins, Partner

CCG Investor Relations

(818) 789-0100

(Financial table follows)

THE SANDS REGENT

FINANCIAL HIGHLIGHTS

(In Thousands except number of shares and per-share data)

	Three Months Ended September 30,
	2003	2004
Net revenues	$15,920	$21,875
Income from operations	1,670	3,126
Net income	1,082	1,640
Reconciliation of net income to EBITDAR
Net income	1,082	1,640
Interest expense	218	606
Income tax provision	553	833
Loss on disposal of property and equipment	47	46
Collection of previously reserved note receivable (1)	(230)	—
Rent and management fees	190	191
Depreciation and amortization	915	1,545

EBITDAR (2)	$2,775	$4,861

Earnings per share
Basic	0.22	0.29
Diluted	0.20	0.27

(1)	COLLECTION OF PREVIOUSLY RESERVED NOTE RECEIVABLE. In the quarter ended September 30, 2003, we recognized a $230,000 gain on debt service payments received by us on a promissory note held in connection with a December 1998 sale of our interest in the Copa Casino (“Copa”) in Gulfport, Mississippi. We had approximately $5.6 million of the original $8.0 million note reserved due to collectability concerns. Our interest in the Copa was settled in full on November 28, 2003, when the Company received a negotiated $4.0 million cash payment. By December 2003, the Company had recognized $4.6 million of the $5.6 million originally reserved, with $1.0 million forgiven due to early payment.
(2)	EBITDAR includes earnings before depreciation and amortization, interest expense, income taxes, rent, and any gain (loss) on the sale or disposal of property or subsidiaries. EBITDAR is not a calculation determined pursuant to generally accepted accounting principles and is not an alternative to operating income or net income, and is not a measure of liquidity. Since not all companies calculate this measure in the same manner, the Company’s EBITDAR measure may not be comparable to similarly titled measures reported by other companies. The Company believes that this disclosure enhances the understanding of the financial performance of a company with substantial interest expense, depreciation and amortization. Prior to the Gold Ranch acquisition, the Company reported “EBITDA” data. Gold Ranch has a substantial real property rent component and the Company believes EBITDAR provides a more complete depiction of the Company’s financial position and performance. Moreover, if the option of the Company to purchase the Gold Ranch real property is exercised, which can happen at the Company’s sole discretion, the rental expense would be available for other uses by the Company.